AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 2003

                                             REGISTRATION NO.  333-____________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  I-TRAX, INC.
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                   ------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   23-3057155
                   ------------------------------------------
                      (I.R.S. Employer Identification No.)

                          ONE LOGAN SQUARE, SUITE 2615
                               130 N. 18TH STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 557-7488
 -------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including are code, of registrant's principal executive offices)

                                 FRANK A. MARTIN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  I-TRAX, INC.
                  ONE LOGAN SQUARE, SUITE 2615, 130 N. 18TH ST.
                             PHILADELPHIA, PA 19103
                               (215) 557-7488 x110
 -------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including are code, of agent for service)

                                   COPIES TO:

YURI ROZENFELD, ESQ.                     JUSTIN P. KLEIN, ESQ.
GENERAL COUNSEL                          GERALD GUARCINI, ESQ.
I-TRAX, INC.                             BALLARD SPAHR ANDREWS & INGERSOLL, LLP
ONE LOGAN SQUARE, SUITE 2615             1735 MARKET STREET, 51ST FLOOR
130 N. 18TH ST.                          PHILADELPHIA, PA  19103
PHILADELPHIA, PA 19103                   (215) 665-8500
(215) 557-7488 x116

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         Calculation of Registration Fee

   Title of each class of                            Proposed maximum
securities to be registered       Amount to be      offering price (2)      Proposed Maximum           Amount of
                                 registered (1)                         aggregate offering price   registration fee
Common stock, value $.001
per share                         1,635,295 shares        $2.82                       $4,611,532              $373.07
----------------------------- --------------------- ------------------- ------------------------- --------------------



(1) The amount to be registered includes shares of outstanding common stock and shares of common stock issuable upon conversion of an outstanding convertible promissory note and exercise of outstanding warrants. The actual number of shares of common stock registered in this registration statement includes such additional number of shares of common stock as may be issued or issuable by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1993, as amended.

(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The registration fee is calculated on the basis of $2.82, the average of the high and low prices for our common stock as traded on the American Stock Exchange on August 20, 2003.

         The information in this prospectus is not complete and may be changed without notice. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 22, 2003

                                   PROSPECTUS

                                  I-TRAX, INC.

                                    1,635,295

                                    SHARES OF

                                  COMMON STOCK

         This prospectus relates to the offer and sale from time to time of the following share held by the selling shareholders:

            o           up to 1,218,628 shares of our common stock; and

            o up to 416,667 shares of common stock issuable upon the exercise of outstanding warrants and conversion of a convertible promissory note.

      The prices at which selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

      The shares offered by this prospectus were originally issued in connection with several private placements of our securities.

      Our common stock is listed on the American Stock Exchange under the symbol "DMX." On August 20, 2003, the closing price for our common stock was $2.80.

      Investing in our common stock involves risks, which are described in the "Risk Factors" section beginning on page 6 of this prospectus.

                        ________________________________

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        ________________________________


                  The date of this Prospectus is ____ __, 2003

                                TABLE OF CONTENTS


Preliminary Notes.....................................................  2
Statement Regarding Forward-Looking Information.......................  2
I-trax, Inc...........................................................  3
Risk Factors..........................................................  6
Market for Common Equity.............................................. 13
Use of Proceeds....................................................... 13
Selling Security Holders.............................................. 14
Plan of Distribution.................................................. 15
Available Information................................................. 16
Incorporation of Certain Documents by Reference....................... 16
Legal Matters......................................................... 17
Experts............................................................... 17


                                PRELIMINARY NOTES

      You should rely only on the information contained and incorporated by reference in this prospectus. No one has been authorized to provide you with different information. This prospectus is not an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained and incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

      Unless otherwise indicated, references to "we," "our" and "I-trax" mean I-trax, Inc. and its subsidiaries.

      Effective January 3, 2003, we completed a 1-for-5 reverse stock split. Our board of directors and stockholders authorized the reverse stock split in connection with the then pending application to list our common stock on the American Stock Exchange. Our common stock began trading on the American Stock Exchange on January 15, 2003 under the symbol "DMX." The information presented in this prospectus about the number of outstanding shares of our common stock and historic information about our common stock and stock prices has been adjusted to reflect the completed reverse stock split.

                 STATEMENT REGARDING FORWARD LOOKING INFORMATION

      This prospectus and our filings with the Securities and Exchange Commission (or SEC) incorporated by reference in this prospectus include forward-looking statements. All statements, other than statements of historical facts, included in this prospectus and our filings with the SEC incorporated by reference in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors" beginning on page 6 below that we believe could cause actual results or events to differ materially from the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

                                  I-TRAX, INC.

Business Overview

         I-trax enables better healthcare through personalized health management programs.

      We  believe  that  our  personalized   disease  and  lifestyle  management
solutions enable organizations to evolve from fragmented care management practices into a cohesive and efficient system of healthcare. Our solutions are fully integrated, use a single-data platform that allows all caregivers to share records, and enable our clients to provide true coordination of care. We believe that by facilitating real-time communication between all stakeholders within today's complex healthcare system, our solutions reduce costs and enable the best possible delivery of care.

      Health-e-LifeSM Program

      We deliver our solutions through our proprietary Health-e-LifeSM Program. The Program is designed to deliver lifestyle, disease and risk reduction interventions to an entire population by utilizing predictive science, technology, clinical expertise and personal care coordination.

      Predictive Science

      Our Health-e-LifeSM Program incorporates predictive science to analyze our clients' medical claims and pharmacy and clinical data to predict future healthcare costs. We believe this is an essential step to effective disease and lifestyle management. Experts agree that predictive science provides a comprehensive advantage to health plans, employers and providers, and leads to cost effective medical management and greater profitability. Using predictive science, we analyze our clients' entire populations to accurately predict our clients' future healthcare costs, including avoidable costs, the health conditions that will drive those costs and the people within our clients' populations who are at risk for those conditions. Armed with this information, I-trax is able to target the most appropriate resources to achieve the best savings and return on investment.

      Technology Solutions

      All technology components of our Health-e-LifeSM Program utilize a single data platform--Medicive(R) Medical Enterprise Data System--a proprietary software architecture developed to collect, store, retrieve and analyze a broad range of information used in the healthcare industry.

      Further, our web accessible solutions include portals for key stakeholders in the care delivery process--consumers, physicians and care managers--thus permitting real-time sharing of information and support the adherence to our health and disease intervention programs. The key technology we use for effective care coordination include:

      o     Health-e-Coordinator(TM), a web-based care management application;
      o     MyFamilyMD(TM), a consumer health management portal;
      o     CarePrime(R),   a  clinical  care  application  for  physicians  and
            clinicians; and
      o     I-talk(TM), interactive smart voice technology.

      Interventions and Clinical Expertise

      Our personalized health and disease interventions include intensive programs for individuals who suffer from, or are at high risk for, active or chronic disease and tailored programs for individuals who are at low risk. Depending on the individual's level of risk, our custom tailored interventions include self-help programs available through the web or person-assisted programs administered through our Care Communication Center, which is staffed by trained nurses and other healthcare professionals 24 hours per day, 7 days per week. All interventions include lifestyle and risk reduction programs that follow evidence-based clinical guidelines to optimize health, fitness, productivity and quality of life.

      We have designed and are implementing interventions for a number of specific chronic conditions, including congestive heart failure (CHF), coronary artery disease (CAD), asthma, diabetes, cancer management, cystic fibrosis, lower back pain and chronic obstructive pulmonary disease (COPD).

      Care Communication Center

      Our Care Communications Center is staffed with trained nurses and other healthcare professionals 24 hours per day, 7 days per week. Through the Center, we effect targeted interventions to improve the health management of the populations we serve. The Center helps consumers make informed decisions about their health and provides ongoing support for those with chronic diseases. Our demand management and nurse triage services incorporate nationally recognized, evidence-based clinical guidelines to ensure that all caregivers and consumers are following the best practices.

      Everything we do is built on information, which drives decision-making and results. Information guides the identification of consumers, the utilization of protocols that provide high quality and cost effective care, the communication among the key stakeholders and ultimately the return on capital invested in providing healthcare. When all of these components are in place, we believe that consumer satisfaction will increase and the costs of providing quality healthcare will decrease.

Corporate Information

         General

      Our principal executive offices are located at One Logan Square, 130 N. 18th Street, Suite 2615, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 557-7488 and our fax number is (215) 557-7820. We maintain a website located at http://www.i-trax.com. Information contained on our website is not part of this prospectus.

      We make our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K, as well as any amendments to the forgoing, available free of charge on our website as soon as reasonably practicable after they have been filed with the SEC. For a detailed description of our business you should read these reports and the other filings we make with the SEC which are incorporated by reference in this prospectus.

      I-trax, Inc.--Holding Company

      I-trax was incorporated in the State of Delaware on September 15, 2000 at the direction of the board of directors of I-trax Health Management Solutions, Inc. (or Health Management), I-trax's then parent company. On February 5, 2001, I-trax became the holding company of Health Management at the closing of a reorganization pursuant to Section 251(g) of Delaware General Corporation Law. The holding company reorganization was described in greater detail in I-trax's registration statement on Form S-4 (Registration Number 333-48862), filed with the SEC on October 27, 2000. At the effective time of the reorganization all of the stockholders of Health Management became the stockholders of I-trax and Health Management became a wholly owned subsidiary of I-trax. Further, all outstanding shares of Health Management were converted into shares of I-trax in a non-taxable transaction. Health Management no longer files reports with the SEC. However, I-trax does file reports with the SEC, and its common stock is traded on the American Stock Exchange under the symbol "DMX."

      The holding company structure has allowed us greater flexibility in our operations and expansion and diversification plans, including in the acquisition of WellComm Group, Inc. on February 6, 2002 and iSummit Partners, LLC, doing business as "MyFamilyMD," on February 7, 2001.

      I-trax acquired WellComm effective February 6, 2002 in a two-step reorganization pursuant to a Merger Agreement dated January 28, 2002 by and among I-trax, WC Acquisition, Inc., an Illinois corporation and a wholly-owned subsidiary of I-trax, WellComm and WellComm's two principals. The initial step of the reorganization transaction involved a merger of WC Acquisition with and into WellComm, in which merger WellComm continued as the surviving corporation. The second step of the reorganization transaction involved a statutory merger of WellComm with and into I-trax, in which merger I-trax continued as the surviving corporation.

      At the closing of the WellComm merger, we delivered to the WellComm stockholders approximately $2,200,000 in cash and 1,488,000 shares of our common stock, and to each of two senior officers of WellComm options to acquire 56,000 shares of our common stock at a nominal exercise price. After the merger, three executive officers of WellComm joined us as senior executives and WellComm's two principal stockholders were elected to our board of directors.

      We funded the acquisition of WellComm by selling a 6% convertible senior debenture in the aggregate principal amount of $2,000,000 to Palladin Opportunity Fund LLC pursuant to a Purchase Agreement dated as of February 4, 2002 between Palladin and us. Pursuant to the purchase agreement, we also issued Palladin a warrant to purchase up to 307,692 shares of our common stock. The outstanding principal and any interest under the debenture are payable in full on or before February 3, 2004. Further, outstanding principal and any interest may be converted at any time at the election of Palladin into our common stock. The conversion price under the debenture, and the exercise price under the warrant, is $1.75.

      I-trax acquired iSummit effective February 7, 2001 in an exchange transaction pursuant to a Contribution and Exchange Agreement dated September 22, 2000, as amended, by and among iSummit, I-trax, Health Management and iSummit's three members. I-trax issued 580,682 shares of common stock to acquire iSummit (reflecting a post closing adjustments to the aggregate number of issued shares effective as of December 31, 2001).

      I-trax Health Management Solutions, Inc.--Operating Subsidiary

      Health Management is a predecessor to I-trax and is our operating subsidiary. It was incorporated in the State of Delaware under the name of Marmac Corporation in May 1969. In December 1979, it changed its name to Ibex Industries International, Inc. On April 1, 1996, Health Management purchased the assets of certain physician practices, changed its name to U.S. Medical Alliance, Inc., and commenced operations as a physician practice management company.

      As U.S. Medical Alliance, Health Management completed one additional physician practice acquisition. However, it did not have adequate liquidity or capital resources to withstand the downturn in the physician practice management industry, nor the ability to acquire profitable physician practices. In January 1997, the board of directors of Health Management, in an effort to reorganize, elected Frank A. Martin as its President. Mr. Martin negotiated the return of the previously acquired physician practice assets to the physicians in exchange for the cancellation of any Health Management capital stock or notes associated with those acquisitions. Health Management changed its name to I-Trax.com, Inc. in August 1999.

      Health Management merged with Member-Link effective December 30, 1999 pursuant to a Merger Agreement dated as of December 14, 1999. In the merger, Health Management issued an aggregate of 1,554,368 shares (as adjusted) of its common stock. On February 7, 2001, Health Management and I-trax completed the previously described holding company reorganization. Health Management assumed its current name, I-trax Health Management Solutions, Inc., on March 21, 2001.

                                  RISK FACTORS

      In addition to other information contain and incorporated by reference in this prospectus, you should carefully consider the following risks and the other information in evaluating I-trax and its business. Our business, financial condition and results of operations could be materially and adversely affected by each of these risks. Such an adverse effect could cause the market price of our common stock to decline, and you could lose all or part of your investment.

Risk Related to I-trax

      We have a history of operating losses and anticipate continued operating losses through the third quarter of 2003.

      We have used substantial cash to fund our operating losses, and we have never earned a profit. Through June 30, 2003, we have used approximately $ 14.4 million of cash to fund our operating activities. Moreover, we expect to use additional cash to fund our operating losses through the third quarter of 2003. Our ability to achieve profitability will depend, in part, on:

      o     the commercial success of our service and software applications;

      o successful deployment and retention of our services and software applications by our customers; and

      o     our sales and marketing activities.

      The success of our business model depends on attracting customers, such as public health agencies, hospitals, health plans, self-insured employers, and colleges and universities, to our population health management solutions.
Although we believe that this business model will be successful, we cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future.

      We will require additional capital to fund our operating losses and improve our products and services.

      Additional funds are required to complete our planned product development efforts, expand our sales and marketing activities, and to cover cash shortfalls until our current and projected pipeline materializes. At present, we expect to obtain such funds from operations and financings activities. Financing activities may include equity or debt financings, strategic alliances with corporate partners and others, or through other sources. We cannot provide assurance that additional funding will be available on acceptable terms, if at all. If adequate funds are not available, we may have to delay, scale-back or eliminate certain aspects of our operations or attempt to obtain funds through arrangements with collaborative partners or others. Moreover, if we continue to have operating losses and are unable to obtain capital to cover them, we may be unable to remain in business. These results, in turn, could cause the relinquishment of our rights to certain of our technologies, products or potential markets, dilution of your ownership in our business, or our loss of what we believe is a current competitive advantage in technology enabled population health management field. Therefore, the inability to obtain adequate funds could have a material adverse impact on our business, financial condition and results of operations.

      The segment of the healthcare industry in which we operate is relatively new and our sales cycle is long and complex.

      The disease and population health management business, although growing rapidly, is a relatively new segment of the overall healthcare industry and has many entrants. Many companies use the generic label of "disease management" to characterize activities ranging from the sale of medical supplies and drugs to services aimed at managing demand for healthcare services. Because this segment of the industry is relatively new, potential purchasers take a long time to evaluate and purchase such services, lengthening our sales cycle. Further, the sales and implementation process for our services and software applications is lengthy, involves a significant technical evaluation and requires our customers to commit a great deal of time and money. Finally, the sale and implementation of our solutions are subject to delays due to our customers' internal budgets and procedures for approving large capital expenditures and deploying new services and software applications within their organizations. The sales cycle for our solutions, therefore, is unpredictable and has generally ranged from 3 to 24 months from initial contact to contract signing. The time it takes to implement our solutions is also difficult to predict and has lasted as long as 18 months from contract execution to the commencement of live operation. During the sales cycle and the implementation period, we may expend substantial time, effort and money preparing contract proposals, negotiating the contract and implementing the solution without receiving any related revenue.

      Our limited operating experience may cause us to misjudge the segment of the healthcare industry in which we are operating.

      We have only recently begun to design, build and offer disease management and comprehensive health management solutions. Our enterprise software applications have been operational for less than four years, our web-based solutions have been operational for less than two years and our disease management and comprehensive health management solutions have been operational for only one year. Accordingly, we have a limited operating history in our business. Furthermore, we are also facing other risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, increasing competition, the need to develop strategic relationships, and other risks described below. We cannot guarantee that we will be able successfully to implement our business model. An investor in our common stock must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. As a result of the absence of meaningful history and experience in our business, we may easily misjudge the nature or size of our perceived markets, or the amount of work or capital necessary to complete our pending products or to implement our business plan.

         We may be unable to implement our business strategy to deploy our products effectively and attract customers.

      Although we believe that there is significant demand for our services and products in the overall healthcare market, there are many reasons why we may be unable to execute our business strategy, including our possible inability to:

      o     deploy our services and software applications on a large scale;

      o attract a sufficiently large number of public health agencies, hospitals, health plans, self-insured employers and colleges and universities to subscribe for our services and software applications;

      o     increase awareness of our brand;

      o     strengthen user loyalty;

      o     develop and improve our services and software applications;

      o     continue  to  develop  and  upgrade  our   services   and   software
            applications; and

      o     attract, retain and motivate qualified personnel.

      The healthcare industry is subject to cost pressures.

      The healthcare industry is currently under pressure by governmental and private-sector revenue sources to cut spiraling costs. These pressures will continue and possibly intensify. Although we believe that our services and software applications assist public health agencies, hospitals, health plans and self-insured employers to control the high costs associated with the treatment of chronic diseases, the pressures to reduce costs immediately may hinder our ability (or the length of time we require) to obtain new contracts. In addition, the focus on cost reduction may pressure our customers to restructure contracts and reduce our fees.

         Government regulation could adversely affect our business.

      Many of our existing and potential clients are subject to considerable state and federal government regulations. Many of these regulations are vaguely written and subject to differing interpretations that may, in certain cases, result in unintended consequences that may affect our ability to effectively deliver our services. Regulatory and legislative efforts currently focus on the confidentiality of patient identifiable medical information, as evidenced by such legislation as the Health Insurance Portability and Accountability Act of 1996 (or HIPAA). While we believe that our ability to obtain patient identifiable medical information for disease management purposes from certain of our clients is protected in recently released federal regulations governing medical record confidentiality, state legislation or regulations will preempt federal legislation if it is more restrictive. Accordingly, new federal or state legislation or regulations restricting the availability of this information to us or leaving uncertain whether disease management is an allowable use of patient identifiable medical information would have a material negative effect on us.

      Although we are not directly subject to many of the regulations governing healthcare delivery, our clients, such as public health agencies, hospitals, health plans, and self-insured employers, must comply with regulations including the licensing and reimbursement requirements of federal, state and local agencies. Further, certain of our professional healthcare employees, such as doctors and nurses, are subject to individual licensing requirements. All of our healthcare professionals who are subject to licensing requirements are licensed in the state in which they are physically present. Multiple state licensing requirements for healthcare professionals who provide services telephonically over state lines may require us to license some of our healthcare professionals in more than one state. We continually monitor the developments in telemedicine. There is no assurance, however, that new judicial decisions or federal or state legislation or regulations would not increase the requirement for multi-state licensing of all central operating unit call center health professionals, which would significantly increase our administrative costs.

      We are indirectly affected by changes in the laws governing health plan, hospital and public health agency reimbursement under governmental programs such as Medicare and Medicaid. There are periodic legislative and regulatory initiatives to reduce the funding of the Medicare and Medicaid programs in an effort to curtail or reduce overall federal healthcare spending. Federal legislation has and may continue to significantly reduce Medicare and Medicaid reimbursements to most hospitals. These reimbursement changes are negatively affecting hospital revenues and operations. There can be no assurance that such legislative initiatives or government regulations would not adversely affect our operations or reduce demand for our services.

      Various federal and state laws regulate the relationship among providers of healthcare services, other healthcare businesses and physicians. The "fraud and abuse" provisions of the Social Security Act provide civil and criminal penalties and potential exclusion from the Medicare and Medicaid programs for persons or businesses who offer, pay, solicit or receive remuneration in order to induce referrals of patients covered by federal healthcare programs (which include Medicare, Medicaid, TriCare and other federally funded health programs). Although we believe that our business arrangements with our clients are in compliance with these statutes, these fraud and abuse provisions are broadly written and the full extent of their application is not yet known. We are therefore unable to predict the effect, if any, of broad enforcement interpretation of these fraud and abuse provisions.

      Our dependence on the Internet and Internet-related technologies subjects us to frequent change and risks.

      Our web-based software applications that form the backbone of our disease management and comprehensive health management solutions depend on the continuous, reliable and secure operation of Internet servers and related hardware and software. In the past, several large Internet commerce companies have suffered highly publicized system failures, which depressed their stock prices, caused significant negative publicity and sometimes led to litigation. It is possible that we may also suffer service outages from time to time. To the extent that our service is interrupted, our users will be inconvenienced and our reputation may be diminished. If access to our system becomes unavailable at a critical time, users could allege we are liable, which could depress our stock price, cause significant negative publicity and possibly lead to litigation. Although our computer and communications hardware is protected by physical and software safeguards, it is still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. We will not have 100% redundancy for all of our computer and telecommunications facilities. A catastrophic event could have a significant negative effect on our business, results of operations, and financial condition.

      We also depend on third parties to provide certain of our clients with Internet and online services necessary for access to our servers. It is possible that our clients will experience difficulties with Internet and other online services due to system failures, including failures unrelated to our systems. Any sustained disruption in Internet access provided by third parties could have a material adverse effect on our business, results of operations and financial condition.

      Finally, we retain confidential healthcare information on our servers. It is, therefore, critical that our facilities and infrastructure remain secure and are perceived by clients to be secure. Although we operate our software applications from a secure facility managed by a reputable third party, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. A material security breach could damage our reputation or result in liability to us.

      We may be sued by our users if we provide inaccurate health information on our website or inadvertently disclose confidential health information to unauthorized users.

      Because users of our website will access health content and services relating to a medical condition they may have or may distribute our content to others, third parties may sue us for defamation, negligence, copyright or trademark infringement, personal injury or other matters. We could also become liable if confidential information is disclosed inappropriately. These types of claims have been brought, sometimes successfully, against online services in the past. Others could also sue us for the content and services that will be accessible from our website through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards. Any such liability will have a material adverse effect on our reputation and our business, results of operations or financial position.

      Our business will be adversely affected if we lose a key employee or fail to recruit and retain other skilled employee.

      Our Chairman and Chief Executive Officer, Frank A. Martin, is an integral part of our business and our future success greatly depends upon his retention. Our failure to retain Mr. Martin could significantly reduce our ability to compete and succeed in the future.

      Our future success also depends on our ability to attract, retain and motivate highly skilled employees. As we secure new contracts and implement our services and products, we will need to hire additional personnel in all operational areas. We may be unable to attract, assimilate or retain such highly qualified personnel. We have in the past experienced, and we expect to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

      We may be unable to compete successfully against companies offering similar products.

      Many healthcare companies are offering disease management services and healthcare focused software solutions. Further, a vast number of Internet sites offer healthcare content, products and services. In addition, traditional healthcare providers compete for consumers' attention both through traditional means as well as through new Internet initiatives. Although we believe our technology-enabled service solutions are unique and better than our competitors', we compete for customers with numerous other businesses.

         Many of these potential competitors are likely to enjoy substantial competitive advantages compared to us, including:

      o     greater name recognition and larger marketing budgets and resources;

      o     larger customer and user bases;

      o     larger production and technical staffs;

      o     substantially greater financial, technical and other resources; and

      o     a wider array of online products and services.

         To be competitive, we must continue to enhance our products and services, as well as our sales and marketing channels and our financial condition.

         We may be exposed to liability claims.

      We maintain professional malpractice, errors and omissions and general liability insurance for all of our locations and operations. Although we believe that these insurance policies are adequate in amount and coverage for our current operations, there can be no assurance that coverage is sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.

      I-trax Health Management Solutions, Inc., our operating subsidiary, had engaged in the physician practice management business. While we are no longer engaged in that business, Health Management may be subject to unknown liabilities arising from such prior business operations, which may have a material adverse effect on our business, operations, financial condition, or prospects.

      Member-Link Systems, Inc., a company we acquired in 1999 by way of a merger with Health Management, was engaged in the business of marketing, selling and installing eImmune(R) and AsthmaWatch(R) applications. Since beginning its operations in 1996 until March 15, 2000, Member-Link and Health Management did so without obtaining product or professional liability insurance. Accordingly, if any customer of Member-Link or Health Management should in the future claim that the software applications Member-Link and Health Management sold prior to obtaining insurance on March 15, 2000 were defective, we would not have the protection of insurance in satisfying or defending against such claims. At this time we are not aware of any such claims. Any such claims, however, could have a material adverse effect on our business, results of operations, financial condition and prospects.

      Our clients may sue us if any of our software applications or services is defective, fails to perform properly or injures the user. Even though we currently have insurance, claims could require us to spend significant time and money in litigation, to pay significant damages and to reserve for such liability on our financial statements. At this time we are not aware of any such claims. However, any such claims, whether or not successful, could seriously damage our reputation and our business, results of operations or financial position.

      If our intellectual property rights are undermined by third parties, our business will suffer.

      Our intellectual property is important to our business. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. Our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In addition, the laws of some foreign countries do not protect proprietary rights as well as the laws of the United States do, and the global nature of the Internet makes it difficult to control the ultimate destination of our products and services. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation would probably be time-consuming and costly. We could be subject to intellectual property infringement claims as the number of our competitors grows and the content and functionality of software applications and services overlap with competitive offerings. Defending against these claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and forced to develop noninfringing technology, obtain a license or cease selling the applications that contain the infringing technology. We may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, or at all. We also intend to rely on a variety of technologies that we will license from third parties, including any database and Internet server software, which will be used to operate our applications. These third-party licenses may not be available to us on commercially reasonable terms. The loss of or inability to obtain and maintain any of these licenses could delay the introduction of enhancements to our software applications, interactive tools and other features until equivalent technology could be licensed or developed. Any such delays could materially adversely affect our business, results of operations and financial condition.

      Provisions of our certificate of incorporation could impede a takeover of our company even though a takeover may benefit our stockholders.

      Our board of directors has the authority, without further action by the stockholders, to issue from time to time, up to 2,000,000 shares of preferred stock in one or more classes or series, and to fix the rights and preferences of such preferred stock. We are subject to provisions of Delaware corporate law which, subject to certain exceptions, will prohibit us from engaging in any "business combination" with a person who, together with affiliates and associates, owns 15% or more of our common stock (referred to as an interested stockholder) for a period of three years following the date that such person became an interested stockholder, unless the business combination is approved in a prescribed manner. Additionally, our bylaws establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. These provisions of Delaware law and of our certificate of incorporation and bylaws may have the effect of delaying, deterring or preventing a change in our control, may discourage bids for our common stock at a premium over market price and may adversely affect the market price, and the voting and other rights of the holders of our common stock.

      Our officers and directors have effective control of the company and other stockholders may have little or no voice in corporate management.

      Our Chairman, the venture capital firm with which our Chairman is affiliated, three other members of our management team and two directors beneficially own, in the aggregate, approximately 30% of the outstanding shares of our common stock. As a result, these stockholders, acting together, effectively control the election of directors and matters requiring approval by our stockholders. Thus, they may be able to prevent corporate transactions such as future mergers that might be favorable from our standpoint or the standpoint of the other stockholders.

      The loss of any of our very limited number of customers will have a material adverse effect on our business.

      Historically, a very limited number of customers has accounted for a significant percentage of our revenues. In 2001, our largest customer, Walter Reed Army Medical Center, accounted for 84% of our revenues. In 2002, our largest customers, UICI and Aetna Health Management, Inc. accounted for 42% and 30% of our revenues, respectively. We anticipate that our results of operations in any given period will continue to depend to a significant extent upon a small number of customers. Accordingly, if we were to lose the business of even a single customer, our results of operations would be materially and adversely affected.

      If we cannot repay the debenture we sold to Palladin, we will be in default on a material obligation, which will cause us to suffer a material adverse event.

      We owe Palladin Opportunity Fund, LLC (or Palladin) $2,000,000 under a 6% convertible senior debenture. If Palladin does not convert this sum into our common stock, this sum, together with interest, must be repaid on February 3, 2004. If we do not have sufficient funds to repay this sum on debenture's due date, we will be in default on a material obligation and as a result our operations may be materially and adversely effected.

Investment Risks

      The price of our common stock is volatile.

      Our stock price has been and we believe will continue to be volatile. For example, in 2002, the per share price of our stock has fluctuated from a high of $7.65 to a low of $2.50. The stock's volatility may be influenced by the market's perceptions of the healthcare sector in general, or other companies believed to be similar to us or by the market's perception of our operations and future prospects. Many of these perceptions are beyond our control. In addition, our stock is not heavily traded and therefore the ability to achieve relatively quick liquidity without a negative impact on our stock price is limited.

         Shares eligible for future sale upon the conversion of the debenture and upon the exercise of issued options and warrants may cause significant dilution.

      Palladin purchased from us a debenture with the principal amount of $2,000,000. The debenture and accrued interest on the debenture is convertible into such number of shares of our common stock as determined by dividing the principal amount and accrued interest thereon by the then current conversion price. If converted on June 30, 2003, the debenture would convert into approximately 1,240,960 shares of our common stock. Our stockholders, therefore, could experience dilution of their investment upon conversion of the debenture. The shares of common stock issuable upon the conversion of the debenture are registered under the Securities Act of 1933, as amended (or Securities Act), and may be sold by Palladin, subject to certain limitations, at any time.

      As of June 30, 2003, approximately 5,489,092 shares of our common stock were reserved for issuance upon exercise of our outstanding warrants and options in addition to the shares of our common stock reserved for issuance upon the conversion of the debenture.

         We may need additional funds in the future which may not be available and which may result in dilution of the value of our common stock

      In the future, we may need to raise additional funds, which may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our business growth plans. In addition, if funds are available, the issuance of securities could dilute the value of shares of our common stock and cause the market price to fall.

                           MARKET FOR OUR COMMON STOCK

      Our common stock trades on the American Stock Exchange under the symbol "DMX." Prior to January 15, 2003, our common stock was quoted on Over-the-Counter Bulletin Board under the symbol "IMTX" and "ITRX." The following table sets forth the high and low closing prices for our common stock for the periods indicated. All closing prices have been adjusted to reflect a 1-for-5 reverse stock split effected as of close of business on January 3, 2003.



                                                                                High                    Low
                                                                              --------                --------
         2003
              Third Quarter (through August 20, 2003)                         $  3.790                $  2.850
              Second Quarter                                                     3.000                   1.510
              First Quarter                                                      5.000                   1.370

         2002
              Fourth Quarter                                                     4.300                   2.500
              Third Quarter                                                      5.100                   2.750
              Second Quarter                                                     6.625                   4.150
              First Quarter                                                      7.650                   5.100

         2001
              Fourth Quarter                                                     8.350                   1.800
              Third Quarter                                                      3.850                   1.800
              Second Quarter                                                     5.155                   2.900
              First Quarter                                                     15.000                   3.440



      We obtained the information presented above from Nasdaq.com.

      As of August 20, 2003, there were approximately 465 registered holders of our common stock. On August 20, 2003, the last reported sales price of our common stock was $2.80.

Dividend Policy

      We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares of our common stock offered under this prospectus. However, we may receive proceeds from the exercise of the warrants by the selling shareholders, which proceeds will be used for general corporate purposes.

                            SELLING SECURITY HOLDERS

         We are registering for offer and sale by the applicable holders:

      o     up to 1,218,628 shares of our common stock; and

      o up to 416,667 shares of common stock issuable upon the exercise of outstanding warrants and conversion of a convertible promissory note.

      The selling shareholders may offer their shares for sale on a continuous basis pursuant to Rule 415 under the Securities Act.

      None of the selling shareholders and their principals has held a position or office, or has any other material relationship, with us, except as follows. From February 2001 through May 2002, Hans C. Kastensmith served as a director and Vice Chairman of I-trax. The Del Mar Consulting Group, Inc., Michael Steinberg and Barry Honig provide consulting services to I-trax. Robert Prag is a principal of The Del Mar Consulting Group, Inc. Barry Honig is an employee of Marlins Capital, LLC.

      All of the selling shareholders' shares covered by this prospectus will become tradable upon conversion on the effective date of the registration statement of which this prospectus is a part.

      Based on information provided to us by the selling shareholders, the following table sets forth ownership and registration information regarding the shares held by the selling shareholders.





                                                                                     Common Stock Owned After
                                                     Number of                         Offering Is Complete
Name of Selling Shareholder                          Shares of        Number of
                                                   Common Stock       Shares of
                                                   Owned Before      Common Stock    Number of
                                                   Offering (1)        Offered       Shares        Percentage
------------------------------------------------- ---------------- ----------------- -------------- ----------------
Hans C. Kastensmith                                       489,520           420,114         69,406
The Del Mar Consulting Group, Inc.                        490,000           464,051         25,949
Joseph and Greta Shamy, JT (2)                            578,630           338,630        240,000       2.2%
Michael Steinberg (3)                                     125,000           125,000             --
Barry Honig (3)                                           125,000           125,000             --
Robert Prag                                                43,000            43,000             --
Marlins Capital, LLC                                       33,000            33,000             --
Andrew Friis                                               33,000            33,000             --
Charles O. Howey Trust                                     20,000            20,000             --
Evan Taber                                                 12,500            12,500             --
Marco Palatini                                              8,000             8,000             --
Marc Rubin                                                  5,000             5,000             --
Mento Soponis                                               4,000             4,000             --
Leo C. Mueller, III                                         2,000             2,000             --
Leo C. Mueller, JR                                          2,000             2,000             --
                                                  ---------------- ----------------- --------------

                                          TOTAL:        1,970,650         1,635,295        335,355




      (1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act.

      (2) The aggregate number of shares offered include 66,667 shares of common stock issuable upon the conversion at $1.50 per share of a convertible promissory note in the principal amount of

             $100,000 and 100,000 share of common stock issuable upon the exercise of a warrant at $1.50 per share.

      (3) The offered shares are issuable upon the exercise of a warrant at $1.50 per share.


                              PLAN OF DISTRIBUTION

      The shares being offered by the selling shareholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

      o on the American Stock Exchange or on such other market on which the common stock may from time to time be trading;

      o     in privately-negotiated transactions;

      o     through the writing of options on the shares;

      o     short sales; or

      o     any combination thereof.

     The sale price to the public may be:

      o     the market price prevailing at the time of sale;

      o     a price related to such prevailing market price;

      o     at negotiated prices; or

      o such other price as the selling shareholders determine from time to time.

      The shares may also be sold pursuant to Rule 144. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. These broker-dealers may be compensated with discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both. The compensation as to a particular broker-dealer might be greater than customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. The selling shareholders may sell shares of common stock in block transactions to market makers or other purchasers at a price per share, which may be below the then market price. The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934 (or Exchange Act) or the rules and regulations under such acts.

      The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling shareholders enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

      The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.


                              AVAILABLE INFORMATION

      We file reports, proxy statements and other information with the SEC (File No. 0-30275). Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding our company. The address of this website is http://www.sec.gov.

      We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares of our common stock covered by this prospectus. This document constitutes the prospectus of I-trax filed as part of that registration statement. This document does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents we have filed with the SEC (File No. 0-30275) pursuant to the Exchange Act are incorporated herein by reference:

      o our Annual Report on Form 10-KSB for the year ended December 31, 2002, filed on April 15, 2003,

      o our amended Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, each filed on May 15, 2003,

      o our Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2003, filed on May 15, 2003, and our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed on August 14, 2003,

      o our Current Reports on Form 8-K filed on February 12, 2003, February 19, 2003, April 22, 2003, May 19, 2003 and August 15, 2003,

      o the description of our common stock, $0.01 par value per share, and associated rights, contained in our registration statement on Form 8-A, filed on January 14, 2003, including any amendment or report filed for the purpose of updating this description, and

      o all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

      Any statement contained in a document incorporated by reference in this prospectus will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of the document. Any statement modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide upon written or oral request without charge to each person to whom this prospectus is delivered a copy of any or all of the documents which are incorporated in this prospectus by reference (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written requests for copies should be directed to I-trax, Inc., Investor Relations, One Logan Square, Suite 2615, 130 N. 18th Street, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 557-7488.


                                  LEGAL MATTERS

      The validity of the shares of our common stock offered by this prospectus will be passed upon for us by our Vice President, General Counsel and Secretary.


                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of I-trax, Inc. for the year ended December 31, 2002 have been so incorporated in reliance on the reports of Goldstein Golub Kessler LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of I-trax, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by I-trax in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:

        SEC registration fee                                         $  $373
        Printing and engraving expenses                                1,000
        Accounting fees and expenses                                   6,000
        Attorneys' fees and expenses                                   2,000
        Transfer agent's fees and expenses                             1,000
        Miscellaneous                                                    627

                 Total:                                            $  11,000



ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

      Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite such adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

      Section 145 of the Delaware General Corporation Law further provides that to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled and the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to include a provision in its Certificate of Incorporation, and I-trax's Certificate of Incorporation contains such a provision, to the

                                     -II-1-
effect that, subject to certain exceptions, a director of a Delaware corporation is not personally liable to the corporation or its stockholders for monetary damages for a breach of his fiduciary duty as a director.

      I-trax's By-laws also provide that I-trax shall indemnify its directors and officers and, to the extent permitted by the Board of Directors, I-trax's employees and agents, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, I-trax's By-laws permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any of the Company's directors, officers, employees or agents arising out of their capacity as such.

ITEM 16. EXHIBITS

      NUMBER            EXHIBIT TITLE
      ------            -------------

          5*        Opinion of Vice President, General Counsel and Secretary.

          23.1* Consent of Vice President, General Counsel and Secretary. (Included in Exhibit 5.)

          23.2*     Consent of Goldstein Golub Kessler LLP.

          23.3*     Consent of PricewaterhouseCoopers LLP.

          24        Power of Attorney. (Included in signature page.)

      _____________________________
          *         Filed with this registration statement.

ITEM 17.          UNDERTAKINGS

         The undersigned registrant hereby undertakes to:

      (1) File,  during  any  period in which it offers or sells  securities,  a
post-effective   amendment  to  this  registration   statement  to  include  any
additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                     -11-2-

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of this Registration Statement on Form S-3 and has duly caused this registration statement to be singed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania on August 22, 2003.

                         I-TRAX, INC.

                         By:      /s/ Frank A. Martin
                                  -----------------------------
                                  Frank A. Martin, Chairman and
                                  Chief Executive Officer

                         By:      /s/ William S. Wheeler
                                  ----------------------------------------------
                                  William S. Wheeler, Chief Financial Officer (Principal Financial and Accounting Officer)

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 was signed by the following persons in the capacities and on the dates stated.

      Each person whose signature appears below in so signing also makes, constitutes and appoints Frank A. Martin and William S. Wheeler and each of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement and any related registration statement (and any and all amendments and post-effective amendments thereto) contemplated by Rule 462 under the Securities Act of 1933, as amended, in each case with exhibits thereto and other documents in connection therewith and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.


Signature                          Title                                  Date
-----------------------            ---------------------------------      ---------------

/s/ Frank A. Martin                Chairman, Chief Executive Officer,     August 22, 2003
-----------------------            President and Director
Frank A. Martin

/s/ Carol Rehtmeyer                Director                               August 22, 2003
-----------------------
Carol Rehtmeyer

/s/ John Blazek                    Director                               August 22, 2003
-----------------------
John Blazek

/s/ David R. Bock                  Director                               August 22, 2003
-----------------------
David R. Bock

/s/ Philip D. Green                Director                               August 22, 2003
-----------------------
Philip D. Green


                                     -II-3-



/s/ Michael M.E. Johns             Director                               August 22, 2003
-----------------------
Dr. Michael M.E. Johns

/s/ Arthur N. Leibowitz            Director                               August 22, 2003
-----------------------
Dr. Arthur N. Leibowitz

/s/ David Nash                     Director                               August 22, 2003
-----------------------
Dr. David Nash

/s/ John R. Palumbo                Director                               August 22, 2003
-----------------------
John R. Palumbo

/s/ R. Dixon Thayer                Director                               August 22, 2003
-----------------------
R. Dixon Thayer

/s/ William S. Wheeler             Director                               August 22, 2003
-----------------------
William S. Wheeler


                                     -II-4-